Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Julong Holding Limited on Form F-1 of our report dated March 28, 2025, with respect to the consolidated and combined balance sheets of Julong Holding Limited, and its subsidiaries as of September 30, 2024 and 2023, and the related consolidated statements of operation and comprehensive income, changes in shareholders’ equity and cash flows for the fiscal years ended September 30, 2024 and 2023, and the related notes (collectively referred to as the financial statements), which appears in such Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Fortune CPA, Inc.

Orange, California

April 30, 2025